FLEXSTEEL INDUSTRIES, INC.

AMENDED SEVERANCE PLAN FOR MANAGEMENT EMPLOYEES

Effective August 19, 2025

Flexsteel Industries, Inc., a Minnesota corporation (the “Company”), hereby adopts the Flexsteel Industries, Inc. Amended Severance Plan for Management Employees (the “Plan”), effective as of August 19, 2025. The Plan amends the Severance Plan for Management Employees dated October 25, 2018. All prior existing severance payments applicable to Eligible Employees, whether formal or informal, written or oral, are hereby expressly superseded by this Plan as applicable to Eligible Employees.

1.
Purpose.

The purpose of the Plan is to make available severance payments to Eligible Employees of the Employer whose employment with the Employer is involuntarily terminated under the circumstances described herein. This Plan is intended to constitute a top hat employee welfare benefit plan and is limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA. The Plan is intended to be exempt from the requirements under Section 409A of the Code.

Further, the Plan complies with Section 2510.3-2(b) of the Department of Labor regulation to be designated as an employee welfare benefit plan rather than an employee pension benefit plan because benefits are: (i) not contingent, directly or indirectly, on termination of employment at retirement age and/or after a certain number of completed years of service; (ii) less than twice the Eligible Employee’s annual pay during the year immediately preceding the termination date; and (iii) payable within 24 months following the termination date.

2.
Definitions. Capitalized terms used but not otherwise defined herein will have the meaning set forth in Annex 1 (Definitions).
3.
Eligibility.
3.1
Eligible Employees. Eligibility to participate in the Plan shall be limited to Employees of the Company or its Affiliates who are either (an “Eligible Employee”):
(a)
an executive that the Company designates as subject to Section 16 of the Securities and Exchange Act of 1934; or
(b)
an individual designated as an Eligible Employee by the Plan Administrator or its delegate, within its sole discretion.
3.2
Participation Agreement. As a condition to becoming a Participant and being entitled to the “Severance Payments” as defined in Section 4.1 under the Plan, each Eligible Employee must execute and deliver a Participation Agreement as provided in Annex 2 (Participation Agreement) to the Company within sixty (60) days after the Eligible Employee first receives the Participation Agreement to be executed.
3.3
Duration of Participation. An individual participating in this Plan shall cease to be

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an Eligible Employee in this Plan if the Plan Administrator or its delegate removes the individual from being an Eligible Employee, within its or its delegate’s sole discretion, prior to such individual’s Qualifying Termination. On or after a Qualifying Termination, the Plan Administrator or its delegate may not remove an Eligible Employee from participation in the Plan.
4.
Severance Payments.
4.1
Severance Payments. Exclusively upon a Qualifying Termination, and subject to the terms and conditions of the Plan, including, but not limited to, the execution of a Participant Agreement as provided in Section 3.2 (Participation Agreement) and the execution and non-revocation of a Severance Agreement as provided in Section 5 (Severance Agreement), an Eligible Employee is eligible to receive the following severance payments (collectively, the “Severance Payments”):
(a)
Severance Base Salary continuation for twelve (12) months (“Base Salary Continuation Payments”); plus
(b)
A severance lump sum payment equal to the COBRA premiums necessary to continue the Eligible Employee’s and his or her dependents’ health insurance coverage in effect on the date of the Eligible Employee’s Termination Date for a period of twelve (12) months, without regard to whether the Eligible Employee or his or her dependents elect continuation coverage under COBRA (“Benefits Payment”); plus
(c)
A severance lump sum payment equal to the amount of cash compensation that would be payable to the Eligible Employee under the Cash Plan for the fiscal year during which the Termination Date occurs if the Eligible Employee’s employment had continued through the end of such fiscal year, computed assuming that the “target” level of performance had been achieved, without regard to any discretionary adjustments that would have the effect of reducing the amount of the annual incentive bonus (other than discretionary adjustments applicable to all similarly-situated employees who did not terminate employment) (“Cash Incentive Payment”).

If a Qualifying Termination of the Chief Executive Officer occurs 30 days before, on or within 24 months after a “Change in Control,” the severance payments described above will be paid times two (x2).

For the avoidance of doubt, an individual must be an Eligible Employee on his or her Termination Date to be entitled to the Severance Payments.

4.2
Time and Form of Severance Payments. The Severance Payments will be paid at times and forms as follows:
(a)
The first installment of Base Salary Continuation Payments will commence on the first payroll date following the later of (i) the Eligible Employee’s Termination Date or (ii) the date the Eligible Employee’s Severance Agreement becomes effective and irrevocable under Section 5 (Severance Agreement). Base Salary Continuation Payments will be made in substantially equal installments according to the Employer’s then-current payroll process; provided that the first installment will include those Base Salary Continuation Payments accrued after the Termination Date through the period covered by such first installment. The remaining installments, if any, shall be payable

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as otherwise scheduled as if such payments had begun on the first regular payroll date after the Termination Date; and
(b)
The Benefits Payment and Cash Incentive Payment will be paid in a lump sum within sixty (60) days after the Termination Date.
4.3
Withholdings. The Severance Payments are subject to applicable taxes, withholdings, and appropriate deductions, and including but not limited to deduction of any outstanding amount owed to the Employer by the Participant regardless of the reason for or source of the amount due. To the extent taxes owed by the Participant with respect to amounts paid hereunder are not withheld for any reason, Participant shall continue to be responsible for such taxes, and neither the Company nor any Affiliate will have responsibility or liability to the Participant for any failure to comply with any applicable tax withholding requirements.
4.4
Clawback. The Company shall be entitled to clawback all Severance Payments made to the Participant under this Plan in the event the Participant breaches any provision of the Confidentiality and Non-Competition Agreement or of any other non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any other agreement between Participant and the Company, including such provisions in the Severance Agreement, which other covenants are hereby incorporated by reference into this Plan. Pursuant to this clawback provision, the Company may (i) cancel, reduce, or require the Participant to forfeit any outstanding payments or benefits under this Plan, or (ii) require Participant to reimburse or disgorge to the Company any amounts received pursuant to this Plan, in each case, to the extent not prohibited by applicable law, or regulation in effect on or after the Effective Date.
5.
Severance Agreement.
5.1
Effective Severance Agreement. Notwithstanding anything in the Plan to the contrary, and Eligible Employee’s eligibility to receive Severance Payments is subject to and contingent on the following:
(a)
the Employee signs and returns Severance Agreement to the Plan Administrator by the Return Date;
(b)
the Employee does not revoke the Severance Agreement as provided in Section 5.2 (Revocation of Agreement); and
(c)
the Severance Agreement becomes effective and irrevocable in accordance with its terms.
5.2
Revocation of Agreement. To be effective, a written request to revoke must be received by the Plan Administrator no later than 5:00 p.m. Central Time on the seventh calendar day (or other longer period required by law) from the date the Eligible Employee signed the Severance Agreement or, if mailed, be postmarked no later than the seventh calendar day (or other longer period required by law) from the date the Eligible Employee signed the Severance Agreement.

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6.
Resignation from Other Positions; Cooperation.
6.1
Upon the Termination Date, unless otherwise requested by the Employer, the Participant will immediately resign from all positions (including directorships) that he or she holds or has ever held with the Employer and its Affiliates. By accepting any payment or benefit under the Plan, each Participant agrees to execute any and all documentation to effectuate such resignations upon request by the Employer, but he or she will be treated for all purposes as having so resigned upon the Termination Date, regardless of when or whether he or she executes any such documentation.
6.2
Until the Termination Date, the Participant remains subject to the direction of the Participant’s supervisors and must assist the Employer in any matter relating to the services of the Participant’s employment with the Employer, including, but not limited to, transitioning the Participant’s duties to others.
7.
Section 409A.
7.1
Interpretation. The payments provided under this Plan are intended to satisfy the short-term deferral and severance pay plan exceptions to the application of Section 409A of the Code (the “Section 409A”). To the extent that the benefits become subject to Section 409A, this Plan will be interpreted and construed in favor of the Participant to the fullest extent allowed under Section 409A and the applicable guidance thereunder to satisfy the requirements of an exception from the application of Section 409A or, alternatively, to comply with Section 409A and applicable guidance thereunder. Each payment of compensation under this Plan will be treated as a “separate payment” of compensation for purposes of applying Section 409A and the short-term deferral and severance pay plan exceptions.

7.2
Separation from Service and Specified Employee. To the extent Section 409A applies, any reference herein to a termination of employment will mean a “separation from service” as defined in Treasury Regulation § 1.409A-1(h). Notwithstanding anything to the contrary in the Plan, to the extent required under Section 409A, if the Participant is deemed on the date of termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that constitutes “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the earlier of (a) six (6) months and a day after the Participant’s “separation from service,” or (b) the Participant’s death. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph shall be paid to the Participant in a lump sum, and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

7.3
Payment Dates and Offsets. Whenever a payment under this Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Employer. In the event the payment period under this Plan for any nonqualified deferred compensation commences in one calendar year and ends in a second calendar year, the payment shall not be paid until the later of the first payroll date of the second calendar year, or the date that such release becomes effective and irrevocable, to the extent necessary to comply with Section 409A. In no event shall any payment or benefit under the Plan that is deferred compensation subject to Section 409A be subject to offset by any other amount except as specifically permitted by Section 409A.

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7.4
No Warranty or Guaranty of Tax Treatment. The tax treatment of the payments provided under this Plan is not warranted or guaranteed. Neither the Employer nor its affiliates represent or guarantee that any particular federal or state income, payroll or other tax treatment will result from the payments or benefits payable under this Plan. The Employer does not represent that this Plan complies with Section 409A and in no event shall the Employer, its Affiliates nor their respective directors, officers, employees or advisers be liable for any additional tax, interest or penalty that may be imposed on the Participant (or any other individual claiming a benefit through the Participant) pursuant to Section 409A or damages for failing to comply with Section 409A. The Participant is solely responsible for the proper tax reporting and timely payment of any tax or interest for which he or she is liable as a result of the compensation or benefits payable pursuant to this Plan.

8.
Funding. The payments or benefits provided hereunder will be paid solely from the general assets of the Employer. Nothing contained or implied herein will be construed to require the Employer or the Plan Administrator to maintain any fund or segregate any amount for the benefit of any Participant, and no Participant or other person will have any claim against, right to, or security or other interest in any fund, account or asset of the Employer from which any payment under the Plan may be made.
9.
Plan Administrator.
9.1
Plan Administration. Except as otherwise provided in this Plan:
(a)
The Plan Administrator will have sole discretion and authority to control and manage the operation and administration of the Plan.
(b)
The Plan Administrator will have complete and absolute discretion to interpret the provisions of the Plan, make findings of fact, correct errors, and supply omissions. All decisions and interpretations of the Plan Administrator made in good faith pursuant to the Plan will be final, conclusive, and binding on all persons, subject only to the claims procedure, and may not be overturned unless found by a court to be arbitrary and capricious.
(c)
The Plan Administrator may amend, modify, or terminate the Plan in accordance with Section 11 of the Plan.
(d)
The Plan Administrator will have all other powers necessary or desirable to administer the Plan, including, but not limited to, the following:
(i)
To prescribe procedures to be followed by Participants in filing claims under the Plan;
(ii)
To prepare and distribute information explaining the Plan to Eligible Employees and Participants;
(iii)
To receive from the Employer, Eligible Employees, and Participants such information as may be necessary for the proper administration of the Plan;
(iv)
To keep records of elections, claims, disbursements under the Plan, and any other information required by ERISA or the Code;

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(v)
To appoint individuals or committees to assist in the administration of the Plan and to engage any other agents it deems advisable;
(vi)
To accept, modify, or reject Participant elections or submissions under the Plan;
(vii)
To promulgate any such forms to be used by Eligible Employees and Participants;
(viii)
To prepare and file any reports or returns with respect to the Plan required by the Code, ERISA or any other laws;
(ix)
To determine and enforce any limits on benefits elected hereunder; and
(x)
To correct errors and make equitable adjustments for mistakes made in the administration of the Plan; specifically, and without limitation, to recover erroneous overpayments made from the Plan to a Participant, in whatever manner the Plan Administrator determines is appropriate, including suspensions or recoupment of, or offsets against, future payments due that Participant.
9.2
Delegation of Duties. The Plan Administrator may delegate responsibilities for the operation and administration of the Plan and may allocate or reallocate responsibilities under the Plan.
9.3
Indemnification. The Plan Administrator and any delegate or agent of the Employer who is an Employee will be fully indemnified by the Employer against all liabilities, costs, and expenses (including defense costs, but excluding any amount representing a settlement unless such settlement is approved by the Employer) imposed upon it in connection with any action, suit, or proceeding to which it may be a party by reason of being the Plan Administrator or having been assigned or delegated any of the powers or duties of the Plan Administrator, and arising out of any act, or failure to act, that constitutes or is alleged to constitute a breach of such person’s responsibilities in connection with the Plan, unless such act or failure to act is determined to be due to gross negligence or willful misconduct.
10.
Claims Procedure.
10.1
Claims Procedure. If a person asserts a right to any benefit under the Plan that he has not received, such person or his or her authorized representative may file a written claim for such benefit with the Plan Administrator. If the Plan Administrator wholly or partially denies such claim, it will provide written or electronic notice to the claimant within a reasonable period of time, but not later than 90 days after receipt by the Plan Administrator of the claim, unless the Plan Administrator determines that special circumstances require an extension of time, not to exceed 90 days, for processing the claim. If the Plan Administrator determines that an extension of time is required, it will provide the claimant with written notice of the extension before the end of the initial 90-day period. Such notice will describe the special circumstances requiring the extension of time and specify the date by which the Plan Administrator expects to render a benefit determination. If the Plan Administrator wholly or partially denies a claim, it will set forth in its benefit determination, which will be written in a manner calculated to be understood by the claimant:

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(a)
the specific reasons for the denial of the claim;
(b)
specific reference(s) to pertinent provisions of the Plan on which the adverse benefit determination is based;
(c)
a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary;
(d)
an explanation of the Plan’s claims review procedure, including the time limits applicable under such procedure; and
(e)
a statement that the claimant has the right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
10.2
Review of Denied Claim. A person whose claim for benefits is denied may request a full and fair review of the adverse benefit determination within 60 days after notification of the adverse benefit determination by the Plan Administrator. The claimant:
(a)
will be provided a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial determination;
(b)
will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and
(c)
may submit written comments, documents, records, and other information relating to the claim to the Plan Administrator for review.
10.3
Decision on Review. Subject to Section 2560.503-1(i)(1)(ii) of the Department of Labor regulations, a decision on review by the Plan Administrator will be made within a reasonable period of time, but not later than 60 days after receipt by the Plan Administrator of a request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case the claimant will be provided with written notice of the extension before the end of the initial 60-day period. Such notice will describe the special circumstances requiring the extension and specify the date by which the Plan Administrator expects to render its decision. In no event will the decision be rendered later than 120 days after receipt of the request for review.
10.4
Notification of Decision on Review. The Plan Administrator will provide written or electronic notice of its decision with respect to the claimant’s appeal which will be written in a manner calculated to be understood by the claimant. If there is an adverse benefit determination on review, the Plan Administrator’s decision will include:
(a)
the specific reasons for the adverse benefit determination;
(b)
specific reference(s) to pertinent provisions of the Plan on which the adverse benefit determination is based;
(c)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other

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information relevant to the claim;
(d)
a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to receive information about any such procedures; and
(e)
a statement that the claimant has the right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on review.
10.5
Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:
(a)
no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and
(b)
in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
10.6
Statute of Limitations. No legal action may be commenced against the Employer, Plan, or Plan Administrator more than one year after the Plan Administrator sends the Participant the notification of decision on review referenced in Section 10.4.
10.7
Venue and Jurisdiction. The jurisdiction and venue with respect to a legal action for a claim or dispute arising under this Plan is the United States District Court for the Northern District of Iowa or an Iowa State Court. Both the Employer and the Participant irrevocably consent to personal jurisdiction therein and waives any venue objection he, she or it may have to such action or proceeding in the United States District Court for the Northern District of Iowa or an Iowa State Court and any objection on the grounds that any such action or proceeding in any such court has been brought in an inconvenient forum.
11.
Amendment and Termination.
11.1
Amendment. The Plan Administrator may amend the Plan at any time and in any manner, with or without notice and without Participant consent. Any amendment will be by the direction of the Plan Administrator. Notwithstanding the foregoing, (a) no amendment of the Plan shall impair the rights of a Participant who previously has incurred a Qualified Termination without the consent of each Participant so affected (or his or her legal representative) and the Plan Administrator; (b) in the event that a Change in Control occurs within one hundred eighty (180) calendar days following an amendment to the Plan that would adversely affect the rights or potential rights of Participants, the amendment will not be effective without the consent of each Participant so affected; and (c) in anticipation of or on or within one (1) year after a Change in Control, the Plan shall not be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of Participants (including the removal of an individual as a Participant) without the consent of each Participant so affected.
11.2
Termination. Except as provided in Section 11.1, the Company has established the

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Plan with the intention and expectation that it will be continued indefinitely, but the Company is not and will not be under any obligation or liability whatsoever to maintain the Plan for any given length of time and may, in its sole and absolute discretion, discontinue or terminate the Plan, in whole or in part, at any time, with or without notice, by direction of an authorized officer of the Company or his or her authorized designee.
12.
Miscellaneous.
12.1
Non-Alienation of Benefits. No benefit, right, or interest of any Participant under the Plan will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, seizure, attachment or legal, equitable or other process, or be liable for, or subject to, the debts, liabilities or other obligations of such person, except as otherwise required by law.
12.2
Limitation of Rights. Neither the establishment nor the existence of the Plan, nor any modification thereof, will operate or be construed as to:
(a)
give any person any legal or equitable right against the Employer except as expressly provided herein or required by law, or
(b)
create a contract of employment with any Eligible Employee, obligate the Employer to continue the service of any Eligible Employee, or affect or modify the terms of an Eligible Employee’s employment in any way.
12.3
Governing Law. The Plan will be construed and enforced according to the laws of the State of Iowa, to the extent not preempted by ERISA or other federal law which will otherwise control. The provisions of the Plan are intended to control over state law under the preemptive authority of ERISA.
12.4
Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such invalid or unenforceable provision had not been included herein.
12.5
Construction. The captions contained herein are inserted only as a matter of convenience and reference, and in no way define, limit, enlarge or describe the scope or intent of the Plan, nor in any way will affect the Plan or the construction of any provision thereof. Any terms expressed in the singular form will be construed as though they also include the plural, where applicable, and references to the masculine, feminine, and the neuter are interchangeable.
12.6
Expenses. Any expenses incurred in the administration of the Plan will be paid by the Employer.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly amended in its name and on its behalf this 19th day of August, 2025.

FLEXSTEEL INDUSTRIES, INC.

M. Scott Culbreth, Chair

Compensation Committee of the Board

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ANNEX 1

Definitions

“Affiliate” means any entity controlled by, controlling, or under common control with, the Company.

“Base Salary” means Participant’s base salary at the rate in effect on the date of Participant’s Qualifying Termination. The Participant’s base salary rate shall be determined without regard to reductions or deferrals of compensation under qualified and non-qualified plans or welfare benefits plans. The Participant’s base salary rate excludes fringe benefits, incentive compensation or other payments as additional or special compensation to the Participant.

“Cash Plan” means the Flexsteel Industries, Inc. Cash Incentive Compensation Plan, effective July 1, 2013, as amended, or its successor plan.

“Cause” means, as determined within the sole discretion of the Plan Administrator

(i)
The willful and continued failure of the Participant to perform substantially the Participant’s duties as established from time to time by the Company’s management (other than any such failure resulting from a disability), after a written demand for substantial performance is delivered to the Participant by the Company’s management that specifically identifies the manner in which the management believes that the Participant has not substantially performed the Participant’s duties; or an Eligible Employee’s commission of an act of dishonesty, fraud, misappropriation of funds, theft related to the Participant’s position, harassment, an act of violence, acts punishable by law, misconduct as described in the Flexsteel Industries, Inc. Employee Handbook, as amended from time to time, or other such serious misconduct as will be determined by the Plan Administrator to constitute conduct that warrants forfeiture of a benefit under the Cash Plan and Section 8 of an Eligible Employee’s notification of award under the Cash Plan.

“Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, if any one Person is already considered to own more than 50% of the total voting power of the stock of the Company, the acquisition of additional stock by such Person will not be considered a Change in Control; or

(ii) Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

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(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. “COBRA” means Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Change in Control Protection Period” means the period beginning with the date of execution of a definitive agreement that results in Change in Control through the date 24 months after a Change in Control.

“Code” means the Internal Revenue Code of 1986

“Confidentiality and Non-Compete Agreement” means the Confidentiality and Non-Compete Agreement between the Company and Participant.

“Disability” or “Disabled” means that the Eligible Employee satisfies the requirements to receive long-term disability benefits under the Company-sponsored group long-term disability plan in which the Eligible Employee participates without regard to any waiting periods, or that the Eligible Employee has been determined by the Social Security Administration to be eligible to receive Social Security disability benefits. A Participant shall not be considered to be “Disabled” unless the Participant furnishes proof of the Disability to the Company in such form and manner as the Company may require.

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“Eligible Employee” has the meaning set forth in Section 3.1.

“Employee” means a U.S.-based full-time employee of the Employer, except that, in no event will the term Employee include temporary employees, independent contractors (even if the Internal Revenue Service characterizes or recharacterizes such person as an employee), leased employees within the meaning of Section 414(n)(2) or Section 414(o)(2) of the Code, or non-resident aliens.

“Employer” means Flexsteel Industries, Inc., a Minnesota corporation, and any entity which succeeds to the business and assumes the obligations of the Employer hereunder. For purposes of identifying Employees and Eligible Employees under this Plan, the term “Employer” includes any Affiliate of the Employer.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Participant” means any Eligible Employee who satisfies the requirements of, and is eligible to receive Severance Payments pursuant to, Section 4.1.

“Plan” means the Flexsteel Industries, Inc. Severance Plan for Management Employees as set forth herein and as it may be amended from time to time.

“Plan Administrator” means, prior to a Change in Control, the Compensation Committee of the Company’s Board of Directors or such other individual, committee or firm as is designated pursuant to Article 8 from time to time subject to the review and approval of the Compensation Committee of the Company’s Board of Directors as required by the charter of the Compensation Committee or otherwise under applicable law or regulation. However, that any time prior to a Change in Control, the Plan Administrator may designate and fix members of the Plan Administrator prior to the Change in Control (“Incumbent Members”) to serve as the Plan Administrator following the Change in Control. Once designated by the Plan Administrator prior to a Change in Control to serve following a Change in Control, Incumbent Members may not be removed from the Plan Administrator following the Change in Control.

“Plan Year” means the 12-month period beginning July 1 and ending June 30.

“Qualifying Termination” means the involuntary termination of an Eligible Employee’s employment initiated by the Employer, as determined, in each case, by the Plan Administrator in its sole discretion. A Qualifying Termination includes a termination by the Company of Eligible Employee’s employment, other than as described below during a Change in Control Protection Period due to a voluntary termination for “good reason.” A Qualifying Termination is for “good reason” if it occurs due to a material diminution in base compensation; a material diminution of the Participant’s authority, duties, or responsibilities; or a material change in the geographic location at which the Participant must perform services. In order for a Qualifying Termination to be considered for a “good reason”, the Participant must provide a written notice to the Employer of the existence of the condition within a 30-day period following the initial existence of the condition, upon which the Employer must be provided a period of at least 90 days during which it may remedy the condition. A Qualifying Termination does not include any of the following:

(a)
a termination for Cause;
(b)
the Eligible Employee’s voluntary resignation or retirement from

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employment with the Employer without “good reason” before or after the Change in Control Protection Period;
(c)
the Eligible Employee’s termination from employment with the Employer as a result of the Eligible Employee’s death or Disability; or
(d)
the Eligible Employee’s failure to return to work with the Employer within the time required following an approved leave of absence.

“Return Date” means the date by which an Eligible Employee must sign and return a Severance Agreement including a release of claims in order to obtain Severance Payments. Except as otherwise determined by the Plan Administrator in its sole discretion, or otherwise required by law, the Return Date is the date 14 calendar days following the Termination Date; provided however that:

(a)
if the 14th calendar day is not a business day, the Return Date will be on the next business day;
(b)
if the Eligible Employee is at least 40 years old, the Return Date will be on the 21st calendar day following the Termination Date (or the next business day if the 21st calendar day is not a business day);
(c)
if the Eligible Employee is at least 40 years old, and the same Qualifying Termination affects two or more Eligible Employees, the Return Date will be on the 45th calendar day following the Termination Date (or the next business day if the 45th calendar day is not a business day);

(d)
if the Eligible Employee is otherwise entitled, under applicable state or local fair employment practice law, to more than the period of time otherwise provided above, the Return Date will be a date determined by reference to applicable state or local fair employment practices law; and

(e)
if the WARN Act applies, the Return Date may be a later date determined by the Plan Administrator.

A Severance Agreement returned to the Plan Administrator that is signed and physically received by the Return Date, or, if mailed, is addressed properly for delivery, postmarked by the United States Postal Service no later than the Return Date, and actually received by the Plan Administrator no later than 10 calendar days from the Return Date, will be considered timely. Severance Agreements that are not timely signed and/or returned as provided herein may not be accepted by the Plan Administrator.

“Revocation Period” means the period between the date the Eligible Employee signs and accepts the Severance Agreement and the date such acceptance becomes irrevocable pursuant to Section 5.2 (Revocation of Agreement).

“Severance Agreement” means a written agreement in a form provided by the Plan Administrator, in its sole discretion, by which an Eligible Employee agrees to waive and release the Employer from all legal claims the Eligible Employee may have against the Employer and such other restrictive covenants or other terms as may be required by the Employer in exchange for payment of Severance Payments. The Severance Agreement will contain provisions acceptable

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to the Company, including but not limited to, a non-disparagement clause, a confidentiality clause, a twelve (12) month non-competition clause, and a twelve (12) month non-hire and non-solicitation clause.

“Severance Payments” has the meaning set forth in Section 4.1.

“Termination Date” means the date of termination of employment with the Employer. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

“WARN” or “WARN Act” means the Worker Adjustment Retraining and Notification Act, as amended, and any applicable state plant or facility closing or mass layoff law.

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ANNEX 2

Participation Agreement

<Date>

Dear <Name>,

You are eligible to participate in the Flexsteel Industries, Inc. Severance Plan for Management Employees (the “Plan”), subject to your execution and return of this agreement (this “Participation Agreement”) to Flexsteel Industries, Inc. (the “Company”). The Plan has been amended by the Company effective as of <Date> and capitalized terms used without definition in this Participation Agreement have the meaning given to such terms in the Plan.

The Plan provides significant severance payments upon your Qualifying Termination, subject to the terms and conditions of the Plan. By signing this Participant Agreement, you agree, on behalf of yourself and on behalf of any designated beneficiary and your heirs, executors, administrators, and personal representatives, to all of the terms and conditions contained in this Participation Agreement and the Plan. You also acknowledge that you have been provided with a copy of the Plan, and that you read and understand the Plan’s terms and conditions. You further acknowledge that by signing this Participation Agreement that you were free to reject this Participation Agreement and all severance payments under the Plan with no adverse consequences to your employment with the Company and its subsidiaries and affiliates.

By signing this Participation Agreement, you further acknowledge and agree as follows: (a) that to be entitled to benefits under the Plan, you must execute and not revoke a Severance Agreement within the time period specified under the Plan after your Qualifying Termination, and that the Severance Agreement will contain restrictive covenants and provisions acceptable to the Company, including but not limited to, non-disparagement, confidentiality, twelve (12) month non-competition restriction, and a twelve (12) month non-hire and non-solicitation restriction, and that such restrictive covenants are intended to encourage conduct that protects the legitimate business interests of the Company and its subsidiaries and affiliates; (b) that the Severance Agreement will contain a broad release and waiver of claims in favor of the Company, its subsidiaries and affiliates; and (c) that all prior existing severance payments applicable to you, whether formal or informal, written or oral, are hereby expressly superseded by the benefits and terms and conditions of the Plan.

Please note that you are not required to participate in the Plan and may decline participation in the Plan by not returning this Participation Agreement. If you want to accept participation in the Plan, you must execute this Participation Agreement and see that it is returned to the VP – Human Resources at 385 Bell St. Dubuque, IA 52001 so that it is received no later than <Date>. This Participation Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

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FLEXSTEEL INDUSTRIES, INC.

By:

Title:

ACCEPTED AND AGREED BY PARTICIPANT

Signed: _____________________________________ Dated: ____________

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